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                                                                  Exhibit 5.2

                                                                  May 12, 1998



The Directors,
  Diamond Holdings plc,
    Diamond Plaza,
      Daleside Road,
        Nottingham  NG2 3GG.

       Re:  Diamond Holdings plc (the "Issuer")
            pound sterling 135,000,000 10% Senior Notes due February 1, 2008 and $110,000,000 9-1/8% Senior Notes due
            February 1, 2008 (the "Securities")
            Guaranteed as to payment of principal
            and interest (the "Guarantees") by
            Diamond Cable Communications Plc
            (the "Company") to be registered under the
            United States Securities Act of 1933
            -----------------------------------------------------------

Dear Sirs:

          1. I am legal director and company secretary of the Issuer and the Company.

          2. This opinion is limited to English law as presently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.

          3.     Except where terms are defined in this opinion, terms defined in the documents listed in the Schedule to this opinion have the same meaning where used in this opinion. In this opinion the definitive Securities,
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The Directors                                                                -2-


the Global Securities, the Guarantees, the Depositary Agreement and the Indenture are together referred to as the "Issue Documents".

          4. For the purpose of this opinion I have examined and relied on copies of the documents listed and, where appropriate, defined in the Schedule to this opinion and such corporate records, certificates and other documents as I have deemed necessary or appropriate for such purpose. I have assumed that:-

          (a) (except in the case of the Issuer and the Company) all relevant documents, including the Issue Documents, are within the capacity and powers of, and have been validly authorised, executed and delivered by, each party and (in the case of each party) that those documents have been executed and delivered by the relevant party in the same form as examined by me for the purpose of this opinion;

          (b) each of the documents, including the Issue Documents, which are the subject of this opinion is valid and binding on and enforceable against each party (other than the Issuer and the Company) under the law to which it is expressed to be subject and is valid and binding on and enforceable against the issuer and the Company under the law to which it is expressed to be subject except where such law is English law;

          (c) words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law and there is no provision of any law (other than English law) which would affect anything in this opinion;

          (d) all copy documents examined by me for the purpose of this opinion conformed to the originals;

          (e) no relevant document has been amended, supplemented or terminated;

          (f) the resolutions set out in the Minutes remain in full force and effect without modification; and

          (g) all signatures (other than my own) purporting to be on behalf of (or to witness the execution on behalf of) the Issuer and the Company are those of persons authorised by the relevant resolutions to execute (or as the case may be, witness the execution

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The Directors                                                                -3-


     of) the relevant document on behalf of the Issuer and the Company.

          5.     In my opinion:-

          (a) Each of the Issuer and the Company has been duly incorporated in Great Britain and registered in England and Wales;

          (b) Each of the Issuer and the Company, as the case may be, has corporate power to enter into the Issue Documents and has taken all necessary corporate action to authorise the execution and delivery of the Issue Documents.

          This opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without my prior written consent. I hereby consent to the references to my name and opinion under the caption "Validity of the Senior Notes" and to this opinion being filed as an exhibit to the Registration Statement. In giving such consent I do not admit that I come within the category of persons whose consent is required under
Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                           Yours faithfully,

                                                           Katherine B. Wolfsohn


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                                    SCHEDULE

(a) a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Issuer;

(b) a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company;

(c) a copy dated February 6, 1998 of an Indenture (the "Indenture") between the Issuer, the Company and The Bank of New York;

(d) a copy dated February 6, 1998 of a Senior Notes Depositary Agreement (the "Depositary Agreement") between the Issuer and The Bank of New York;

(e) the draft forms of the definitive Securities, Global Securities (the "Global Securities") and Guarantees (the "Guarantees") set out in the Indenture;

(f) Minutes of a Meeting of the Directors of the Company held on January 9, 1998; Minutes of a Meeting of the Pricing Committee of the Company held on February 3, 1998; Minutes of Meetings of the Directors of the Issuer held on January 7, 1998 and January 9, 1998; and Minutes of a Meeting of the Pricing Committee of the Issuer held on February 3, 1998 (collectively, the "Minutes").